UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2016

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center
38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

Fifth Third Bancorp (the “Bancorp”) monitors changing customer preferences associated with the channels it uses to distribute its products and services to evaluate the efficiency, competitiveness and quality of the customer service experience in its consumer distribution network. As part of this ongoing assessment, the Bancorp identified 44 additional branch locations and 5 parcels of undeveloped land that had been acquired by the Bank for future branch expansion that it plans to consolidate or sell. These locations are in addition to the Branch Consolidation and Sales Plan announced in June 2015. The Bancorp currently expects that these branches will be closed during the first quarter of 2017, and that it may incur contract termination cash expenditures associated with real estate leases on certain of these branches in the range of $4 million to $6 million during the first quarter of 2017.

Item 2.06	Material Impairments

In connection with the additional actions described in more detail in Item 2.05 above, the Bancorp will perform an assessment of the recoverability of these long-lived assets. Based on currently available market information, the Bancorp currently estimates that the non-cash impairment charge associated with these assessments, which will be recognized in the third quarter of 2016, will be in the range of $25 million to $30 million. The Bancorp is in the process of obtaining certain third party appraisals as well as other valuation information which will be used in determining the actual impairment charge to be recognized during the third quarter of 2016.

Item 7.01	Regulation FD Disclosure

On September 13, 2016, Fifth Third Bancorp will present at the Barclays Global Financial Services Conference. A copy of this presentation is attached as Exhibit 99.1. The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference.

Item 9.01	Financial Statements and Exhibits

  Exhibit 99.1   Fifth Third Bancorp Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

September 13, 2016	/s/ Tayfun Tuzun
Tayfun Tuzun
Executive Vice President and
Chief Financial Officer